Loan Agreement

Party A: Shenyang Hunnan Loyal Best Property Development Ltd.

Party B: Shenyang Huahai International Investment Co., Ltd.

Shenyang Hunnan Loyal Best Property Development Ltd.(hereafter referred to as Party A) is a real estate development company with a newly-developed project, which covers an area of 260,000 sq.m and a construction area of 650,000 sq.m. In order to obtain land development funding for the new project, Party A determines to get a loan. Shenyang Huahai International Investment Co., Ltd. (hereafter referred to as Party B)is an industry investment company, and is willing to provide funding to Party A.

Through negotiation, both Parties agree as follows:

I. Amount of Loan : RMB 450,000,000

II. Term of Loan: Five months (from the first day to obtain loan)

III. Interest of Loan. The monthly interest of loan is 10.02%. The interest shall be paid off in one lump sum when paying off the loan. However, if Party A repays the loan before schedule, the interest of the repayment will only be accrued till the day of repayment.

IV. The agreement shall be effective after signed and sealed by both Parties, and will be void after the principal and interest of the loan are paid off.

V. The agreement is made in duplicate, one for each Party. Anything not covered in this agreement will be discussed to make supplementary by both Parties.

Party A:	Party B:

/s/	/s/

September 27, 2007	September 28, 2007